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                                                                     Exhibit 2.2



                               AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT



                 AMENDMENT No. 1, dated December 20, 1996, to the Asset Purchase Agreement, dated as of September 6, 1996 (the "Agreement"), by and between Eastman Kodak Company, a corporation organized under the laws of New Jersey ("Seller"), and Danka Business Systems PLC, a public limited company organized under the laws of England and Wales ("Purchaser"). All terms used but not defined herein have the meanings set forth in the Agreement.

                 WHEREAS, Seller and Purchaser wish to amend the Agreement as set forth herein;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 1. The Table of Contents of the Agreement is hereby amended to add a new Section 5.28, entitled "OEM Modification", and a new
Section 5.29 entitled "Residuals", and to replace the Exhibits and Schedules section to read as set forth in Attachment A hereto.

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                 2.       The third WHEREAS clause of the Recitals is hereby
amended in its entirety to read as follows:

                 "WHEREAS, Kodak operates a multinational facilities management service that, among other things, provides, on behalf of its customers, copier/duplicator, administrative, mailroom and/or print on demand services ("KIS");"

                 3. The fourth WHEREAS clause of the Recitals is hereby amended in its entirety to read as follows:

                 "WHEREAS, the parties hereto desire that Kodak and the Subsidiaries sell, transfer, assign, license and lease to Purchaser and the Purchaser Buyers and that Purchaser and the Purchaser Buyers purchase, license, lease and assume from Kodak and the Subsidiaries certain assets and liabilities of OI, CES and KIS and the issued and outstanding stock of certain subsidiaries that form a part of KIS, all as more specifically provided herein;"

                 4. The sixth WHEREAS clause of the Recitals is hereby amended in its entirety to read as follows:

                 "WHEREAS, at the Closing, Kodak and certain of its Subsidiaries and one or more of the Purchaser Buyers will enter into certain supply agreements and a research and development agreement (together, the "Supply Agreement"), in the forms annexed hereto as
         Exhibit 5.19(a), which will replace the existing Master Supply Agreement and Reseller Purchase Agreements and may be subsequently assigned to certain Purchaser Buyers, pursuant to which, effective as of the closing of the transactions contemplated by this Agreement, Kodak will supply electrophotographic systems (digital and analog) for office imaging and reprographics to Purchaser and the Purchaser Buyers for marketing and resale by Purchaser and the Purchaser Buyers, and conduct certain research and development related thereto; and"

                 5. The last WHEREAS clause of the Recitals is hereby amended in its entirety to read as follows:

                 "WHEREAS, at the Closing, Kodak and one of the Purchaser Buyers will enter into an Emerging




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         Territories Marketing and Promotion Agreement and Kodak and one of the
         Purchaser Buyers will enter into a U.S. Territory Marketing and Promotion Assistance Agreement (together, the "Promotional
         Agreement"), in the form annexed hereto as Exhibit 5.19(b)."

                 6. The definition of Ancillary Agreements in Section 1.1 of the Agreement shall be amended by deleting "(h)" therein and substituting "(i)" therefor.

                 7. The definition of "LAR Amount" in Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

                 "LAR Amount" shall mean the sum of all of the costs associated with the actions set forth on Schedule 1.1(c) hereto in Brazil, Chile, Colombia, Mexico, Panama and Venezuela."

                 8. The definition of "OEM Modification" in Section 1.1 of the Agreement is hereby amended in its entirety as follows:

                 "OEM Modification" shall mean the execution of the agreement among Danka Luxembourg SARL, Danka Group B.V. and Canon Inc., dated as of even date herewith."

                 9. The definition of "Residuals" in Section 1.1 of the Agreement is hereby amended to insert before the word "electrophotographic" therein, the phrase "residual value at the end of the lease term of" and to delete the phrase "and have a book value of $3.9 million" at the end thereof.

                 10. The Agreement is amended to delete each reference to the term "Retention Bonuses" and substitute therefor the term "Transition Bonuses" to accurately reflect the substance of the bonuses.





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                 11.      The definition of "Retention Bonuses" in Section 1.1
of the Agreement is hereby amended to read as follows:

                 "'Transition Bonuses'" shall mean the $3.1 million payable to Applicable Employees who will be Transferred Employees pursuant to those certain letters to individual Employees, dated January 26, 1996 in connection with their commitment to stay with the Business during the repositioning."

and to move such definition before the definition of "Unaudited Balance Sheet" therein.

                 12. Section 2.1 of the Agreement is hereby amended to insert in subsection (j) thereof the word "UK" prior to the word "Residuals" therein.

                 13. Section 2.2(e) of the Agreement shall be amended in its entirety to read as follows:

                 "(e) all finance lease receivables and all equipment underlying such finance lease receivables and the Canadian Residuals;"

                 14. Section 2.2(k) of the Agreement is hereby amended to insert the phrase ", all assets located in Turkey, Thailand and Dubai" after the words "Schedule 2.2(k)" therein.

                 15. Section 2.3 of the Agreement is hereby amended by adding before the period at the end of the second sentence thereof the following:

                 "as a result of this Agreement, the Transitional Advisory Agreement or the Ancillary Agreements."





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                 16.      Section 2.5 of the Agreement is hereby amended to
delete the figure "684.2" therein and to substitute therefor the figure
"643.259".

                 17.      Section 2.6(a) of the Agreement is hereby amended to:

                 (a) insert after the phrase "Exhibit 3.7" of the first sentence thereof, the following:

                 "(except that any amounts accrued at December 31, 1996 in respect of the Kodak Executive Deferred Compensation Plan and all assets located in Turkey, Thailand and Dubai shall not be reflected therein notwithstanding the Unaudited Balance Sheet)";

                 (b) add at the end of the first sentence thereof "except there shall be no change in the amount set forth with respect to the Residuals"; and

                 (c) insert at the end of the first sentence thereof immediately prior to the period thereof, the following:

                 "; it being understood that to the extent a payable is reflected on the Closing Date Balance Sheet but is paid by Kodak, Purchaser shall reimburse Kodak promptly for such payable, or such payable shall be deemed to be excluded from the Closing Date Balance Sheet for purposes of Section 2.6(d), as agreed by the parties, and to the extent a receivable is reflected on the Closing Date Balance Sheet but is collected by Kodak, Kodak shall reimburse Purchaser promptly for such receivable, or such receivable shall be deemed to be excluded from the Closing Date Balance Sheet for purposes of Section 2.6(d), as agreed by the parties"

                 18. Section 2.8(a) is hereby amended to delete "684.2" therefrom and to substitute therefor "643.259".





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                 19.      Section 2.9 of the Agreement is hereby amended to add
the phrase "except as otherwise provided in Section 5.8" before the word
"Kodak" on the first line thereof.

                 20. Section 3.20 of the Agreement is hereby amended to add the phrase "except as otherwise provided in Section 5.8" before the phrase "will transfer" on the second line thereof.

                 21. Section 3.21(a) of the Agreement is hereby amended to:

                 (a) delete the phrase "dated hereof" from the second line thereof and to substitute therefor the phrase "Closing Date".

                 (b) insert after the word "Closing" in the sixth line thereof the following:

                 "or as of such later date that, in accordance with Section 5.8, any such Assigned Lease is assigned or any property listed on Schedule 1.1(b) is subleased or licensed (the "Later Delivery Date").

                 (c) insert after the word "Closing" in the tenth line thereof the following:

                 "or in the case of any Assigned Lease which is assigned or any property listed on Schedule 1.1(b) which is subleased or licensed on a Later Delivery Date, as of such Later Delivery Date."

                 22. Section 5.4(g)(i) of the Agreement is hereby amended to delete the first sentence thereof and to substitute therefor the following:

                 "The parties to this Agreement agree that the allocation of the total consideration transferred by Purchaser and the Purchaser Buyers to Kodak and the Subsidiaries pursuant to this Agreement (the "Consideration") in accordance with the fair





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                 market value of the assets and liabilities transferred is as set forth on Exhibit 5.4 hereto."

                 23.      Section 5.5(a) of the Agreement shall be amended to:

                 (a) replace the number "669" in the fifth line thereof with the number "513;"

                 (b) add the following clause immediately following the words "Closing Date" on the 25th line thereof:

                 "; it being understood that the number of FTEs that are not hired by Purchaser in accordance with this Section and who are given notice of their termination of employment by Kodak within six months of the Closing Date will be treated for purposes of this Agreement as if they had been hired by Purchaser and then severed by Purchaser following the Closing Date; it being further understood that any payments made by Kodak in respect of such FTEs shall be counted towards the cap on Kodak's severance obligations of $75 million set forth in
                 Section 5.5(c)"

and by adding the word "further" immediately following the words "it being" on the 25th line thereof;

                 (c) add the following two sentences immediately prior to the last sentence thereof:

                 "Notwithstanding anything to the contrary contained in this Agreement, Applicable Employees and FTEs shall include the Employees in the countries listed in Schedule 1.1(c) hereto, notwithstanding the fact that, consistent with the actions contemplated by Schedule 1.1(c) hereto, Kodak may have terminated the employment of such Applicable Employees or FTEs, or such Applicable Employees or FTEs may have resigned prior to the Closing Date. Purchaser shall not be obligated to offer employment to the Employees listed on Schedule 5.5(a) hereto; it being understood that, to the extent that Kodak terminates the employment of any employee set forth on
                 Schedule 5.5(a),





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                 Kodak and Purchaser shall share the costs of severance for such
                 Employees as provided by Schedule 5.5(a); it being further understood that any payments made by Kodak as provided by
                 Schedule 5.5(a) shall be counted towards the cap on Kodak's severance obligations of $75 million set forth in
                 Section 5.5(c).

                 24. Section 5.5(i) of the Agreement is hereby amended to add the following clause immediately prior to the period at the end thereof:

                 "and against 50% of any Losses imposed on the Kodak Indemnified Parties arising out of the termination of employment of the Employees in the countries listed in
                 Schedule 1.1(c) hereto in violation of any law, regulation or agreement (including employee contracts) with respect to such Employees."

                 25. Section 5.8 of the Agreement is hereby amended to insert after the word Closing in the first line thereof, the following:

                 "or, in the case of any assignment of an Assigned Leases or any sublease or license agreement referenced in clauses (ii) or (iv) of this Section with respect to which the Landlord's consent, if required, has not been obtained, at such time that such consent is obtained,"

                 26. Section 5.19 of the Agreement is hereby amended to delete the second sentence thereof.

                 27. The Agreement is hereby amended to add the following at the end of Article V hereof:

                 "Section 5.28 OEM Modification. Purchaser shall not, without Kodak's written consent, attempt to enforce any of the provisions under the OEM Modification relating to (i) Engineering Specifications, Engineering Change Control or Production Quality Assurance or (ii) trademarks or trade names of Kodak or the Subsidiaries. Purchaser shall notify Kodak immediately upon





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                 reasonably suspecting that Canon Inc. is, has or will breach any of the OEM Modification provisions relating to the items listed in (i) or (ii) of the preceding sentence. To the extent that Kodak issues any purchase orders to Purchaser for parts for Canon Inc. - manufactured, Kodak - remanufactured electrophotographic systems (digital and analog), Purchaser shall cause an order to be placed with Canon Inc. under the OEM Modification for the parts ordered on the Kodak purchase order and shall sell them to Kodak at the cost charged by Canon Inc. to Purchaser. Purchaser shall not, and shall cause the Purchaser Subsidiaries not to, remove, alter, conceal or destroy any Kodak or Subsidiary brand nameplates, logos or dataplates that were placed on any product supplied under the OEM Modification. Purchaser further agrees that it shall not agree to any amendment or modification of the OEM Modification or take any action or fail to take any action that would adversely affect Kodak's treatment or rights under the OEM Modification as of the date thereof. Upon Kodak's request, Danka shall participate in any arbitration proceeding under the Canon/Kodak Agreement, by and between Canon Inc. and Kodak, dated December 20, 1996. Kodak agrees that it will use all parts purchased from Danka that Danka purchased from Canon Inc. for Kodak solely for use in the remanufacturing of electrophotographic equipment to be sold to Danka.

                 Section 5.29. Residuals. Kodak shall sell, transfer and deliver to Purchaser at the termination of each finance lease in Canada the equipment underlying such finance lease for an amount equal to One Canadian Dollar for each piece of equipment."

                 28.      Section 7.2(a) of the Agreement is hereby amended to:

                 (a) delete the word "and" immediately preceding the term "(iv)" thereof and to substitute therefor a comma.

                 (b) insert immediately prior to the period at the end thereof:

                 "and (v) Section 3.2 (other than clause (4) thereof) of the Canon/Kodak Agreement, by and between Kodak and Canon Inc., dated December 20,





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                 1996 or any breach by Purchaser or any of its Affiliates of the OEM Modification or Purchaser's or Purchaser's Subsidiaries' marketing, sales or service of products under the OEM Modification."

                 29.      Section 7.3(a) of the Agreement is hereby amended to:

                 (a) delete the word "and" immediately preceding the term "(vi)" thereof and to substitute therefor a comma.

                 (b) insert immediately prior to the period at the end thereof:

                 "and (vii) Section 24.4 (4) of the OEM Modification to the extent related to Kodak's brand name, trademarks, trade names or other proprietary marks."

                 30. Section 9.4 of the Agreement is hereby amended to add the following sentence at the end thereof:

                 "Purchaser shall indemnify the Kodak Indemnified Parties from, against and in respect of any Losses directly or indirectly relating to, arising out of or resulting from the existence of the local contracts that would not have existed but for such local contracts."

                 31. The Agreement is amended by adding a new Schedule 1.1(c) thereto, which Schedule 1.1(c) is attached hereto.

                 32. Schedule 1.1(a) of the Agreement is hereby amended in its entirety by removing the existing Schedule 1.1(a) and replacing with
Schedule 1.1(a) attached hereto.

                 33. Schedule 1.1(b) of the Agreement is hereby amended in its entirety by removing the existing Schedule 1.1(b) and replacing with
Schedule 1.1(b) attached hereto.





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                 34.      Schedule 1.1(d) of the Agreement is hereby amended in
its entirety by removing the existing Schedule 1.1(d) and replacing with
Schedule 1.1(d) attached hereto.

                 35. Schedule 2.1(d) of the Agreement is hereby amended in its entirety by removing the existing Schedule 2.1(d) and replacing it with
Schedule 2.1(d) attached hereto.

                 36. Schedule 2.2(k) of the Agreement is hereby amended in its entirety by removing the existing Schedule 2.1(d) and replacing it with
Schedule 2.2(k) attached hereto.

                 37. Schedule 3.2(a) is hereby amended by deleting therefrom any reference to Kodak Imaging Services - Austria and any information related thereto.

                 38. Schedule 3.10(i) is hereby amended in its entirety by removing the existing schedule 3.10(i) and replacing with Schedule 3.10(i) attached hereto.

                 39. The Agreement is amended by adding new Schedules 5.4 and 5.5(a) thereto, which Schedules 5.4 and 5.5(a) are attached hereto.

                 40.      The Agreement is hereby amended to delete each of
Exhibit 5.19(a) and 5.19(b) and to substitute therefor Exhibits 5.19(a) and 5.19(b) attached hereto and to add Exhibit 1.1(i) attached hereto.

                 41. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an





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original, but all of which together shall constitute one and the same instrument.

                 42. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as of the date first above written.

                                        EASTMAN KODAK COMPANY



                                        By: /s/ CARL F. KOHRT
                                           -------------------------------
                                                Carl F. Kohrt



                                        DANKA BUSINESS SYSTEMS PLC



                                        By: /s/ PAUL G. DUMOND
                                           -------------------------------
                                                Paul G. Dumond




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